Exhibit 10.2

Personal and Confidential

[Date]
To: [Name]

From: [Name] [Ttile]

Subject: Enhanced Severance Agreement

Dear [Name],

As [Title] of Eastman Kodak Company (th]e “Company”), you are eligible for enhanced severance protection under the Officer Severance Policy (the “Policy”). The purpose of this agreement is to enter into an individual agreement with you for enhanced severance protection in place of the Policy. This protection will be effective upon your agreement with the terms of this letter and the attached Appendix (together, this “Agreement”) and supersedes any other enhanced severance agreements you may have been eligible for.

Under the terms of this Agreement, in the event of a termination by the Company without “Cause”, or your resignation for “Good Reason” (as defined in the attached Appendix), the Company will provide you with severance pay in an aggregate amount equal to 1X your base salary (the “Separation Pay”), subject to and payable in accordance with the terms set forth in the attached Appendix.

If the Company is required to pay severance or termination benefits to you under any other plan, agreement or arrangement, or by law, the Separation Pay payable to you under this Agreement will be reduced by the amount of the required severance or termination benefits required to be paid to you under such other plan, agreement or arrangement, or by law. This provision is intended to prevent duplication of benefits and is not intended to permit an alteration in the time or form of the Separation Pay payable under this Agreement.

This Agreement is in addition to, and not in replacement of, your existing offer letter and your Eastman Kodak Company Employee’s Agreement, both of which remain in full force and effect.

Let me know if you have any questions regarding this arrangement.

Sincerely,

Attachment

CC: Sharon McGowan

Appendix

Enhanced Severance Protection

Qualifying Terminations:
A.
Eligible Qualifying Terminations. In the event of your termination by the Company without Cause (as defined in Paragraph D, “Cause”), or your resignation from the Company for Good Reason (as defined in Paragraph F, “Good Reason”), if you satisfy the requirement set forth in Paragraph B (“Waiver and Release”), you will be eligible to receive the compensation specified below, subject to the terms and conditions of this Agreement. You shall not be eligible for compensation or benefits under this agreement in the event of your termination with the Company for Cause, your resignation without Good Reason, or your death or Disability (as defined in Paragraph E, “Disability”).
B.
Waiver and Release. To be eligible for the Separation Pay specified by this Agreement, you must sign and not revoke a waiver and release of all claims arising out of (A) your employment with the Company, and (B) your termination or resignation of employment from the Company, on a form reasonably satisfactory to the Company and provided to you, before the deadline specified by the waiver and release.
C.
Non-Disparagement. By accepting any Separation Pay under this Agreement, you agree and covenant not to disparage the Company, its directors, its officers or its employees; provided, however, this covenant shall not prohibit you from reporting possible violations of federal laws or regulations to any governmental agency or entity, including, but not limited to, the Securities and Exchange Commission.
D.
Cause. For purposes of this Agreement, “Cause” means any of the following:
i.
your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his or her reasonable discretion;
ii.
your failure to follow a lawful written directive of Kodak’s Chief Executive Officer, your supervisor or Kodak’s Board of Directors;
iii.
your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business;
iv.
your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system;
v.
any act or omission or commission by you in the scope of your employment
a)
which results in the assessment of a civil or criminal penalty against you or the Company, or
b)
which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law;
vi.
your conviction of or plea of guilty or no contest to any crime involving moral turpitude;
vii.
any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in the Company to

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whom you have a reporting relationship in any capacity; or
viii.
your breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.
E.
Disability. For purposes of this Agreement, “Disability” means disability under the terms of the Company’s Long-Term Disability Plan.
F.
Good Reason. For purposes of this Agreement, “Good Reason” with respect to you means any of the following:
i.
a material diminution in your total target cash compensation, which is comprised of your base salary and target short-term incentive opportunity (expressed as a percentage of base salary);
ii.
a material diminution in your authority or responsibilities;
iii.
a transfer of your primary work site or home office as applicable (as determined by the Compensation, Nominating and Governance Committee, the “Committee”), to a new primary work site that increases your one-way commute to work by more than 75 miles; or
iv.
failure of an acquirer of or successor entity to the Company to offer you employment with severance protection comparable to that provided by this Agreement as in effect at the time of the acquisition or transaction, if you agree not to seek and do not commence subsequent employment with the acquirer or successor entity.
v.
In its discretion, the Committee makes the final determination of whether you have Good Reason for resignation.

Payment of Separation Pay and Tax Withholding:

The Separation Pay payable to you in the event of your Qualifying Termination shall be paid over the 12-month period following the Qualifying Termination in accordance with the Company’s usual payroll practices, less the amount of applicable federal, state and local income and employment tax withholdings. The payment of the Separation Pay shall commence with the first full payroll period following the expiration of the period during which you may revoke the waiver and release required above, and the first installment of Separation Pay shall include any installments that would otherwise have been paid following the date of your Qualifying Termination and before the payment date of such first installment of the Separation Pay.

Equity Awards:

All outstanding equity awards shall be determined under and governed exclusively by the terms of the Omnibus plan, award agreement, award notice and any other document applicable thereto.

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Section 409A:

The Separation Pay is intended to qualify for an exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that the Separation Pay is exempt from Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. References to “termination of employment,” “Qualifying Termination” and similar terms used in this Agreement mean a “separation from service” within the meaning of Section 409A. In the event that you are a “specified employee” (within the meaning of Section 409A and as determined by the Company) at the time of separation from service, any compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the first day of the seventh month following the separation from service if and to the extent required to comply with Section 409A.

Miscellaneous:
A.
Employee’s Agreement. Your Eastman Kodak Company Employee’s Agreement will remain in full force and effect following your termination of employment with the Company, including, without limitation, the provisions regarding nondisclosure of confidential information, non-competition with the Company, and non-solicitation of Company employees, customers and suppliers. Before you accept employment with any other person or entity while your Employee’s Agreement is in effect, you must provide the prospective employer with written notice of the provisions of the Employee’s Agreement and will deliver a copy of the notice to the Company.
B.
No Guarantee of Employment. Nothing in this Agreement will be construed as granting you a right to continued employment or other service with the Company, or to interfere with the right of the Company to discipline or discharge you at any time.
C.
Benefits Bearing. In no event shall any of the Separation Pay provided under this Agreement be “benefits bearing.”
D.
Clawback. In the event that you breach any of the terms of the Eastman Kodak Company Employee’s Agreement, in addition to and not in lieu of any other remedies that the Company may pursue against you, no further payments of Separation Pay will be made to you pursuant to this Agreement and you shall immediately repay to the Company all monies previously paid to you pursuant to this Agreement.
E.
No Waiver. The failure by the Company or its agent to enforce any provision of this Agreement at any time or from time to time, and with respect to any person or persons, shall not be construed to be a waiver of such provision, nor in any way limit the Company’s or its agent’s ability to enforce such provision in any situation.
F.
Severability. If part or all of any of the provisions of this Agreement shall be held or deemed to be or shall in fact be inoperative or unenforceable as applied in any particular situation, such circumstances shall not have the effect of rendering any other parts of the provision at issue or other agreement provisions invalid, inoperative or unenforceable to any extent whatsoever.

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G.
Governing Law. This Agreement shall be construed in accordance with the laws of New York State without regard to the conflicts of law principles thereof.
H.
Headings. The headings used in this Agreement, including this Appendix, are for convenience of reference only and will not control or affect the meaning or construction of any of its provisions.

* * * * *

Signature of agreement:

___________________________________ _________________

Signature Date

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